Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 4, 2017 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in KLA-Tencor Corporation’s Annual Report on Form 10-K for the year ended June 30, 2017.
/s/ PRICEWATERHOUSECOOPERS LLP
San Jose, California
August 4, 2017